Exhibit 99.1

Fortune Brands Elects Brendan M. Foley to Board of Directors

DEERFIELD, Ill.—May 14, 2025—Fortune Brands Innovations, Inc. (NYSE: FBIN or “Fortune Brands” or the “Company”), an industry-leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens, today announced it has elected Brendan M. Foley as a Class III member of the Board of Directors, effective July 1, 2025, for a term expiring at the Company’s 2026 annual meeting of shareholders.

Foley currently serves as Chairman, President and Chief Executive Officer of McCormick & Company, Inc. (“McCormick”). He was appointed President and CEO in September 2023 and as Chairman of McCormick’s Board of Directors in January 2025. Prior to being named CEO in 2023, he was President and Chief Operating Officer, where he had global responsibility for the company’s supply chain and commercial operations. Since joining McCormick in 2014, Foley has led its Global Consumer Business across the Americas and Asia, following senior leadership roles within McCormick’s U.S. and North American divisions. Over the course of his career, he has gained extensive executive leadership experience in the consumer packaged goods and food industries, including McCormick, H.J. Heinz, and General Mills.

“We are pleased to welcome Brendan to our Board. As a current CEO of a large consumer products company, Brendan has valuable experience in quickly adapting and executing a business strategy in a dynamic market,” said Fortune Brands Chief Executive Officer Nicholas Fink. “Additionally, his strong background in global consumer brand management, strategic transformation and operational leadership is a great fit for Fortune Brands. Brendan’s focus on increasing innovation and his track record of driving growth will add significant value to our Board as we continue to execute our strategy and deliver long-term shareholder value.”

Foley holds a B.S. in Marketing from Miami University. He serves on multiple industry and not-for-profit boards.

The election of Foley to the Board represents the Board’s ongoing commitment to Board refreshment and succession planning.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. is an industry-leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens. The Company is a brand,

innovation and channel leader focused on exciting, supercharged categories in the home products, security and commercial building markets. The Company’s portfolio of brands includes Moen, House of Rohl, Aqualisa, SpringWell, Therma-Tru, Larson, Fiberon, Master Lock, SentrySafe and Yale residential.

Fortune Brands is headquartered in Deerfield, Illinois and trades on the NYSE as FBIN. To learn more, visit www.FBIN.com.

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